Exhibit 10.37
[Grant Date]

TO:  [Participant Name]

FROM: Richard E. Muncrief

SUBJECT: 2019 Restricted Stock Award

For your service on the WPX Energy Board of Directors, you will receive part of your annual compensation as a restricted stock award. This award, which is subject to the 2019 Restricted Stock Award Agreement (the “Agreement), is granted and subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time, and the Agreement.

Subject to all of the terms of the Agreement, you will become entitled to payment of this award if you are an active director of the Company one year after the date on which this award is made.

If you have any questions about this award, you may contact a dedicated Fidelity Investments Executive Services Representative at 1-800-823-0217.

2019 RESTRICTED STOCK AWARD AGREEMENT

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Award (“Restricted Stock”) referred to in the 2019 Restricted Stock Award Letter delivered in hard copy or electronically to Participant (“2019 Award Letter”), is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1. Grant of Restricted Stock. Subject to the terms and conditions of WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time or any successor plan (the “Plan”), this Agreement, and the 2019 Award Letter, the Company hereby grants an award (the “Award”) to the Participant of [Number of Shares Granted] shares of Restricted Stock effective [Grant Date] (the “Effective Date”). The Award gives the Participant the right to receive the number of shares of the Common Stock of the Company equal to the number of shares of Restricted Stock shown in the prior sentence, subject to adjustment under the terms of this Agreement. These shares are referred to in this Agreement as the “Shares.” From and after the Effective Date, the Participant shall have all rights as a stockholder of the Company with respect to the Shares. Any dividends paid on the Shares during the vesting period will be accumulated and paid to Participant upon the Maturity Date.

2. Incorporation of Plan and Acceptance of Documents. The Plan is hereby incorporated herein by reference and all capitalized terms used herein which are not defined in this Agreement shall have the respective meanings set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the Restricted Stock subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3. Board Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Board, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4. Vesting of Shares.

(a) The Award shall not be vested as of the Effective Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement. Except as otherwise provided in Subparagraph 4(b) and 4(c) below, the Shares shall become vested and no longer subject to forfeiture on the one-year anniversary of the Effective Date (the “Maturity Date”), but only if the Participant remains a Non-Management Director of the Company through the Maturity Date.

(b) If the Participant dies prior to the Maturity Date while serving as a Non-Management Director of the Company, the Participant shall vest in all Shares at the time of such death.

(c) If the Participant experiences a Separation from Service prior to the final Maturity Date and within two years following a Change in Control, the Participant shall vest in all unvested Shares of Restricted Stock upon such Separation from Service. Notwithstanding the foregoing, if the Separation from Service results from an involuntary removal from the Board for cause, as determined by a vote of a majority of the Board of Directors, or a voluntary resignation, then the Participant shall not vest in unvested Shares of Restricted Stock upon such Separation from Service.

5. Definitions. As used in this Agreement, the following terms shall have the definitions set forth below.

(a)“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code, and all persons with whom such person would be considered a single employer under Section 414(c) of the Code.

(b)“Separation from Service” means a Participant’s termination of services as a Director of the Company. The term “Separation from Service” shall be applied in conformance with Section 1.409A-1(h) of the Treasury Regulations. For the limited purpose of determining whether a Separation from Service has occurred, the term “Company” shall include the Company and all persons with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2), and (3), and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code, “at least 50 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2 of the Treasury Regulations.

6. Other Provisions.

(a) The Participant understands and agrees that payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b) The Participant agrees and understands that, upon receipt of Shares under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to Company or any of its Affiliates, including but not limited to personal loan(s) or Company credit card debt.

(c) Except as provided in Subparagraphs 4(b) and 4(c), in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the Shares under this Agreement, the Award and the Shares subject to this Agreement shall be immediately forfeited and returned to the Company without payment of additional consideration.

(d) Restricted Stock, Shares and the Participant’s interest in Restricted Stock and Shares may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the Shares becoming vested under this Agreement.

(e) The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Board, its delegates or agents.

(f) Nothing in this Agreement or the Plan shall confer upon the Participant the right to continue to serve as a director of the Company.
(g) The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Board or Committee to allow a Domestic Relations Order with respect to this Award.
7. Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, the Participant must contact the plan administrator.

8. Section 83(b) Election for Restricted Stock Award; Tax Consultation. Under Section 83(a) of the Code, the Participant will generally be taxed on the Shares subject to this Award on the date such Shares vest and the forfeiture restrictions lapse, based on their fair market value on such date, at ordinary income rates. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Shares subject to this Award that have not vested upon a Separation from Service. Under Section 83(b) of the Code, the Participant may elect to be taxed on the Shares on the Effective Date, based upon their fair market value on such date, at ordinary income rates, rather than when and as the Shares that have not vested cease to be subject to the forfeiture restrictions. If the Participant elects to accelerate the date on which he or she is taxed on the Shares under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Effective Date.

The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares. The foregoing is only a summary of the federal income tax laws that apply to the Shares under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. Therefore, the Participant agrees to consult with any tax consultants deemed advisable in connection with the acquisition of the Shares and acknowledges that he or she is not relying, and will not rely, on the Company for any tax advice.
If the Participant determines to make an 83(b) Election, the Participant must file such an election with the Internal Revenue Service within the 30-day period after the Effective Date, to deliver to the Company a signed copy of the 83(b) Election, and to file an additional copy of such election form with the Participant’s federal income tax return for the calendar year in which the Effective Date occurs.

        WPX ENERGY, INC.

         By:_________________________
Richard E. Muncrief
        Chairman and CEO
Participant: [Participant Name]

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